Exhibit 10.1

CIMAREX ENERGY CO.

2002 STOCK INCENTIVE PLAN

PERFORMANCE AWARD AGREEMENT

This Performance Award Agreement dated                           , 20   , is between Cimarex Energy Co., a Delaware corporation (“Cimarex”) and                                    and is subject and pursuant to the terms of the Cimarex 2002 Stock Incentive Plan (“Plan”).  If there is any inconsistency or conflict, the Plan shall control except as otherwise indicated herein.

1.             Grant of Restricted Stock.  Pursuant to the Plan and subject to the terms and conditions of this Agreement, you are granted                  shares of restricted stock (“Restricted Stock”), subject to certain vesting and performance goals hereinafter described.  Upon Cimarex’s achievement of pre-determined objectives for a specified performance period, some or all of the shares of Restricted Stock will vest (the “Vested Shares”).  Prior to the end of the Performance Period (as defined in Paragraph 3), Cimarex will hold the Restricted Shares.  At the end of the Performance Period the shares will be disposed of as provided in Paragraph 7.

2.             Voting Rights, Ordinary Cash Dividends and Other Distributions.  Prior to the end of the Performance Period you are entitled to the voting rights of a holder of Cimarex common stock (“Common Stock”) and the right to receive ordinary cash dividends with respect to the number of shares of Restricted Stock held by you pursuant to this Agreement.  For this purpose, cash dividends are deemed to be ordinary unless otherwise determined by the Board of Directors.  In the event of distributions on Common Stock, other than ordinary cash dividends, during the Performance Period the Governance Committee of Cimarex will determine whether such distributions will be immediately paid to you or will be held by Cimarex and paid to you if and when your Restricted Stock vests.

3.             Performance Period.  Except as provided in Paragraphs 5 and 6, the “Performance Period” shall be the three-year period beginning with the first trading day in January, 20       and ending on December 31, 20    .  You may not sell, assign, transfer by gift or otherwise, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise, any of the shares of Restricted Stock prior to expiration of the Performance Period.  All certificates representing Restricted Stock will bear the following legend:

“The shares of stock represented by this certificate are subject to all of the terms of a Performance Award Agreement between Cimarex Energy Co. (the “Company”) and the registered owner (“Owner”) of this Certificate (the “Agreement”) and to the terms of the Cimarex Energy Co. 2002 Stock Incentive Plan (the “Plan”).  Copies of the Agreement and the Plan are on

file at the office of the Company.  The Agreement, among other things, limits the right of the Owner to transfer the shares represented by this Certificate and provides in certain circumstances that all or a portion of the shares must be returned to the Company.”

4.             Performance Goals.  The number of Vested Shares will be determined at the end of the Performance Period and will be based upon Cimarex’s stock price performance relative to that of a defined peer group.  The peer group shall be comprised of the exploration and production companies included in the Dow Jones Secondary Oil Index or any successor index as of the last day of the Performance Period (“Peer Group”).  The calculation of the exact number of Vested Shares to be issued shall be determined as follows:

a.             The calculated percentage difference between (i) and (ii), below:

(i)            the average (rounded to the second decimal place) of the per share closing price of common stock of Cimarex and of each company in the Peer Group over 30 trading days preceding the beginning of the Performance Period, and

(ii)           the average (rounded to the second decimal place) of the per share closing price of common stock of Cimarex and of each company in the Peer Group over 30 trading days preceding the end of the Performance Period.

b.             After determination of the percentage difference as provided in 4.a., Cimarex and the companies in the Peer Group shall be ranked from the highest percentage to the lowest percentage.

c.             The relative performance percentile of Cimarex shall be calculated by subtracting Cimarex’s absolute rank from the total number of companies in the Peer Group and dividing the result by the total number of companies in the Peer Group.

d.             The result obtained in 4.c. will serve as the basis for the percentage of Vested Shares to be held by you.  The applicable percentages are set forth on Appendix A to this Agreement.

5.             Termination of Employment.

a.             Death or Disability.  If your employment with Cimarex is terminated on account of death or disability (as defined below) prior to the end of the Performance Period, you will receive the number of Vested Shares calculated in accordance with Paragraph 4, except that the end of the Performance Period shall be the date of death or disability.

You will be considered disabled if you are (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Cimarex.

b.             Other Terminations.  If your employment is terminated, voluntarily or involuntarily, for any reason other than death or disability prior to the end of the Performance Period, your Restricted Stock will be forfeited.

6.             Change in Control.  Notwithstanding section 10.4 of the Plan, upon the occurrence of a Change in Control Event, as defined in the Plan, you will receive a number of Vested Shares calculated in accordance with Paragraph 4, except that the end of the Performance Period shall be the date of the Change in Control Event.

7.             Removal of Restrictions.  Upon expiration of the Performance Period, Cimarex will deliver to you the number of Vested Shares computed in accordance with Paragraph 4, with the legend provided in Paragraph 3 removed.  In conformity with its insider trading policy, Cimarex may elect to electronically deliver the shares to your account at RBC Capital Markets or its successor.  You shall forfeit and assign to Cimarex, without any consideration, any shares of Restricted Stock to which you are not entitled at the end of the Performance Period.

8.             Withholding Taxes.  Unless you make other arrangements with Cimarex, Cimarex shall withhold a number of Vested Shares having a Fair Market Value (as defined in the Plan) on the date of payment equal to the minimum statutory total tax which could be withheld on the transaction.  You may also make arrangements with Cimarex to pay the amount of taxes required by law or to deliver to Cimarex previously owned shares of common stock having a Fair Market Value on the date of payment equal to the minimum statutory total tax.  In no event shall any form of payment made by you be permitted if it would result in an accounting charge with respect to shares delivered to pay such taxes, unless otherwise approved by Cimarex’s Governance Committee.

9.             Effect of Prohibited Transfer.  If any transfer of Restricted Stock is made or attempted to be made contrary to the terms of this Agreement, Cimarex shall have the right to acquire, without the payment of any consideration, such shares from you or your transferee, at any time before or after a prohibited transfer.  In addition to any other legal or equitable remedies it may have, Cimarex may enforce its rights to specific performance to the extent permitted by law and may exercise such other equitable remedies then available to it.  Cimarex may refuse for any purpose to recognize any transferee who receives shares contrary to the provisions of this Agreement as a stockholder and may retain and/or recover all dividends on such shares that were paid or payable subsequent to the date on which the prohibited transfer was made or attempted.

10.           Adjustments to the Stock.

(a)           Adjustment by Merger, Stock Split, Stock Dividend, Etc. If the Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of Cimarex or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, spin-off, combination of shares or otherwise), or if the number of shares of Common Stock shall be increased through the payment of a stock dividend, or a dividend on the shares of Common Stock or rights or warrants to purchase securities of Cimarex shall be issued to holders of all outstanding Common Stock, then there shall be substituted for or added to each share of Restricted Stock, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled.

(b)           Other Distributions and Changes in the Stock. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Governance Committee, in its sole discretion, determines that the change equitably requires an adjustment in the shares of Restricted Stock, an adjustment shall be made in accordance with the Committee’s determination, except that no adjustment of the number of shares of Restricted Stock that would otherwise be required shall be made unless and until the adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least one percent in the number of shares of stock available under the Plan or to which any Award granted under the Plan relates immediately prior to making the adjustment (the “Minimum Adjustment”). Any adjustment representing a change of less than the minimum amount shall be carried forward and made as soon as the adjustment together with other adjustments required by Article VIII of the Plan and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by Article VIII of the Plan which would not result in a Minimum Adjustment shall be made with respect to shares of Restricted Stock immediately prior to vesting or transferability of the Restricted Stock.

11.           Miscellaneous.

(a)           Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by first class registered or certified mail, postage prepaid, or by personal delivery to the appropriate party, addressed:

(i)            If to Cimarex:  Cimarex Energy Co., Attention: Corporate Secretary, 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203, or at such other address as may have been furnished to the Grantee in writing by the Company; or

(ii)           If to you:  c/o Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203, or at other address as may have been furnished to the Company by you.

Any such notice shall be deemed to have been given as of the second day after deposit in the United States mails, postage prepaid, properly addressed as set forth above, in the case of mailed notice, or as of the date delivered in the case of personal delivery.

(b)           Amendment.  Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and you.

(c)           Defined Terms.  Capitalized terms shall have the meaning set forth in the Plan or herein, as the case may be.

(d)           Construction; Severability.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(e)           Waiver.  Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Committee appointed under the Plan, but only to the extent permitted under the Plan.

(f)            Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Cimarex and you and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(g)           Rights to Employment.  Nothing contained in this Agreement shall be construed as giving you any right to be retained in the employ of Cimarex and this Agreement is limited solely to governing the your rights and obligations with respect to the Restricted Stock.

(h)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above, to be effective as of the beginning date of the Performance Period.

CIMAREX ENERGY CO.

By:

Appendix A

to Cimarex Energy Co.

Performance Award Agreement

Performance Percentile	Percent of Target Award	Performance Percentile	Percent of Target Award

75% & greater	100%	49%	74%
74%	99%	48%	73%
73%	98%	47%	72%
72%	97%	46%	71%
71%	96%	45%	70%
70%	95%	44%	69%
69%	94%	43%	68%
68%	93%	42%	67%
67%	92%	41%	66%
66%	91%	40%	65%
65%	90%	39%	64%
64%	89%	38%	63%
63%	88%	37%	62%
62%	87%	36%	61%
61%	86%	35%	60%
60%	85%	34%	59%
59%	84%	33%	58%
58%	83%	32%	57%
57%	82%	31%	56%
56%	81%	30%	55%
55%	80%	29%	54%
54%	79%	28%	53%
53%	78%	27%	52%
52%	77%	26%	51%
51%	76%	25% & less	50%
50%	75%